Exhibit 10.4

EXECUTION VERSION

SUBSCRIPTION AND SECURITYHOLDER’S AGREEMENT

THIS SUBSCRIPTION AND SECURITYHOLDER’S AGREEMENT (this “Agreement”) is made as of 4 December 2012, by and among BC Luxco Topco, a société en commandite par actions organized under the laws of the Grand Duchy of Luxembourg having its registered office at 9A, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (the “Company”), BC Luxco, a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg having its registered office at 9A, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B-172209 (the “Lux Sarl”) and each of the Investors. The Lux Sarl, the Company and the Investors are the “Parties” and each a “Party” to this Agreement.

RECITALS

WHEREAS the Lux Sarl, the Company and the Investors, desire to enter into an agreement pursuant to which each Investor shall subscribe for, and the Lux Sarl shall authorize the Company to issue and allot, the Securities described herein to each Investor, within the limits of the authorized share capital and for the subscription price per Security set forth opposite each such subscriber’s name in Schedule 1 hereto (the aggregate subscription price payable by an Investor in respect of such Securities being the “Subscription Price”); and

WHEREAS the Lux Sarl, the Company and the Investors desire to enter into this agreement to provide for certain rights and obligations of the Parties (and all persons who succeed or adhere to this Agreement) with respect to the Securities.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions and Interpretation

(a) Definitions

In this Agreement, the following terms shall have the following meanings:

“Acquisition Agreement” means the sale and purchase agreement dated 11 October 2012 entered into between, inter alia, Telefonica SA and the Company.

“Acquisition Closing Date” means the “Closing Date” as defined in the Acquisition Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such first Person or any other Person who holds directly or indirectly more than a twenty percent (20%) economic interest in such first Person or in whom such first Person holds directly or indirectly or has a contractual right to acquire more than a twenty percent (20%) economic interest. Any trust or nominee directly or indirectly holding securities principally for the benefit of employees of a party hereto or its Affiliates shall be deemed to be an Affiliate of such party hereto.

“AL-PECs” means the series 2 preferred equity certificates duly authorized and issued by the Company from time to time.

“Articles” or “Articles of Association” means the Company’s Articles of Association as amended from time to time.

“Attorneys” has the meaning provided in Section 19.

“Bain Investor” means each of Bain Capital Europe Fund III, L.P. and Bain Capital Fund X, L.P. and any Affiliate of a Bain Investor (other than a member of the Group) for so long as such Person holds Securities and “Bain Investors” means more than one of them.

“Bain Sale Notice” shall have the meaning provided in Section 5(a).

“Bain Securities” means Securities held by a Bain Investor.

“Bain Seller” shall have the meaning provided in Section 5(a).

“Board of Directors” means the board of directors of the Lux Sarl, as constituted from time to time.

“Business” means such of the business, assets and shares of the Group companies, which are the subject of the acquisition by the Purchasers (as such term is defined in the Acquisition Agreement) pursuant to the Acquisition Agreement.

“Business Day” means any day other than a Saturday, Sunday or public holiday on which banks are generally open for business in London, Luxembourg and New York.

“Class A Shares” means the shares of the Company with a nominal value of one Euro cent (EUR 0.01) each designated as Class A1 Shares and Class A2 Shares in accordance with the Articles of Association.

“Closing” shall have the meaning provided in Section 2(c).

“Co-Investor” shall mean an Investor other than a Bain Investor.

“Company” shall have the meaning provided in the preamble.

“Control” shall mean in respect of a Person, the power directly or indirectly to manage or govern such Person, or to appoint the managing and governing bodies of such Person, or a majority of the members thereof if they decide collectively, whether through the ownership of voting securities, by contract or otherwise (in such respect, a limited partnership shall be deemed to be Controlled by its general partner).

“CPECs” means the series 1 convertible preferred equity certificates duly authorized and issued by the Company from time to time.

“Deed of Adherence” means a deed of adherence whereby the party thereto agrees to be bound by the terms of this Agreement in the form set out in Schedule 3 or in such other form as is approved by the Lux Sarl.

“Executive” means a manager of the Group who is selected by the Board of Directors to participate in any management incentivisation plan implemented by a Group Company and approved by the Lux Sarl.

“Fee Agreements” shall mean: (i) a transaction services agreement to be entered into between a Bain Investor and/or one or more of its Affiliates (each a “Service Provider”) and a Group Company pursuant to which the Service Provider(s) shall (collectively) be entitled to receive an amount equal to EUR 11,000,000 in connection with the transactions contemplated therein and a fee of 1% of the aggregate value of each subsequent transaction (including without limitation acquisitions, disposals and debt financing); and (ii) an advisory services and/or consulting services agreement to be entered into between one or more Service Providers and a Group Company pursuant to which the Service Provider(s) shall (collectively) be entitled to receive an annual fee equal to the greater of EUR 5,000,000 and 3% of the EBITDA of the Group for the financial year to which such annual fee relates.

“Final Exit” means a bona fide, arm’s length sale to a Person who is an Independent Third Party, or group of Persons who are not Affiliates, of the Company involving (i) a sale of assets pursuant to which such party or parties acquire all of the assets of the Company and its Subsidiaries on a consolidated basis in one transaction or series of related transactions; (ii) any sale of all of the Securities in one transaction or series of related transactions; or (iii) a merger or consolidation which accomplishes one of the foregoing.

“Governance Rights” means the Mesoamerica Investors’ rights under Section 10.

“Group” means the Company together with any company that is a Subsidiary of the Company from time to time and “Group Company” means any one of them.

“Implicit Pre-IPO Value” shall:

(a) in the event a primary offering of shares shall occur, be equal to (1) the Total Price to the Public divided by the percentage (stated as a decimal) that the number of shares of Newco Common sold pursuant to the IPO represents of the total number of shares of Newco Common to be outstanding immediately following the IPO, minus (2) the Primary Offering Proceeds; and

(b) in the event only a secondary sale of shares shall occur, be equal to (1) the total number of shares of Newco Common multiplied by (2) the Per Share Price.

For the purposes of this definition, “Primary Offering Proceeds” means the number of shares of Newco Common sold in the primary offering (which may be zero) in connection with the IPO, multiplied by the Per Share Price. “IPO” means an underwritten initial public offering of Newco Common. “Per Share Price” means, in connection with any IPO, the price set out or that would be set out on the cover page of a prospectus for such IPO under the caption “Price to Public” (or any similar caption) and opposite the caption “Per Share” (or any similar caption), less the per share allocation of the underwriting discounts and commissions and expenses incurred by the Company in connection with the IPO. “Total Price to the Public” means the Per Share Price multiplied by the number of shares of Newco Common sold pursuant to the IPO.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not beneficially own in excess of 5% of the Company’s Shares on a fully-diluted basis (a “5% Owner”) who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

“Investor” means each of the parties set forth on Part A of Schedule 1 and any assignee or transferee of any interest in any Security directly from any of them and “Investors” means more than one of them.

“Issuance” shall have the meaning provided in Section 7(a).

“Liquidity Event” means a Sale of the Company (provided that, for these purposes, the references to “50.01%” in the “Sale of the Company” definition shall be deemed to be references to “25.01%”, a Public Sale or a dividend, distribution or recapitalization.

“Lux Sarl” shall have the meaning provided in the preamble.

“Mesoamerica Investors” means, collectively, Mesoamerica BPO, Ltd. and all other Investors that are Affiliates of Mesoamerica BPO, Ltd.

“Mesoamerica Representative” shall have the meaning provided in Section 34.

“Newco” shall have the meaning provided in Section 8(b)(i).

“Newco Common” shall mean the securities to be issued to a Securityholder pursuant to Section 8(b)(i) or Section 8(b)(ii) in exchange for such Securityholder’s Securities.

“New Subscriber” shall have the meaning set out in Section 7(a).

“Participating Securityholder” shall have the meaning provided in Section 5(b).

“PECs” means the series 1 preferred equity certificates duly authorized and issued by the Company from time to time.

“Pecuniary Value” means, in connection with any Transfer, with respect to any Security or Securities, the proportion of the proceeds which the holder of such Security or Securities would be entitled to receive pursuant to a hypothetical liquidating distribution of the Company at the time of such Transfer where the aggregate proceeds to be distributed in connection with such hypothetical liquidating distribution shall be deemed to be an amount equal to the valuation of the Company established by such Transfer and assuming that the hypothetical distribution of proceeds would be made in accordance with the terms and conditions of the Articles and the Securities oustandstanding as at the time of such Transfer.

“Permitted Transferee” shall mean, with respect to a shareholder of a Mesoamerica Investor, any Affiliate of such shareholder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preemptive Notice” shall have the meaning provided in Section 7(b).

“Preemptive Reply” shall have the meaning provided in Section 7(b).

“Pro Rata Percentage” means, with respect to any Co-Investor, a percentage equal to (i) a fraction, (x) the numerator of which shall equal the Pecuniary Value of all Securities held by such Co-Investor as of the date of determination, and (y) the denominator of which shall equal the Pecuniary Value of all Securities held by all Co-Investors multiplied by 100.

“Prohibited Investor” means: (i) a competitor of any member of the Group; or (ii) any financial investor or investment fund (howsoever structured) that invests in distressed investments or any Affiliate thereof.

“Public Offering” means a public offering and sale of the Shares or the shares of a Newco or a Subsidiary, pursuant to an effective registration or an effective listing or qualification on a securities market in accordance with applicable requirements.

“Public Sale” means a Public Offering or any sale of the Shares or the shares of a Newco or a Subsidiary, as the case may be, through a broker, dealer or market maker pursuant to the securities regulations of the relevant jurisdiction(s).

“Qualified Public Offering” means an initial Public Offering pursuant to which the Shares or the shares of a Newco or a Subsidiary are listed on an internationally recognised stock exchange.

“Right” shall have the meaning provided in Section 7(a).

“Sale of the Company” means a bona fide, arm’s length sale to a Person who is an Independent Third Party, or group of Persons who are not Affiliates, of the Company involving (i) a sale of assets pursuant to which such party or parties acquire all or at least 50.01% of the assets of the Company and its Subsidiaries on a consolidated basis in one transaction or series of related transactions; (ii) any sale of all or at least 50.01% of the Securities in one transaction or series of related transactions; or (iii) a merger or consolidation which accomplishes one of the foregoing.

“Securities” means (i) all equity and debt securities issued by the Company (which, for the avoidance of doubt, shall include each series of preferred equity certificates and convertible preferred equity certificates issued by the Company) and (ii) any securities issued or issuable directly or indirectly with respect to the securities referred to in clause (i) above, by way of a dividend or split or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization including a capitalization or exchange, notwithstanding any subsequent Transfer or assignment to other holders thereof.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Securityholder” means, at any time, a holder of Securities at such time.

“Senior Employee” means any top 25 employee or consultant of the Group (taken as a whole) by reference to their total remuneration.

“Shares” means the shares of the Company.

“Solvent Reorganization” means any solvent reorganization of the Company, the Company or any Affiliate or Subsidiary of any of the foregoing (but for the avoidance of doubt, excluding any Securityholder itself or any special purpose vehicle established by any

Securityholder in connection with its status as shareholder in the Company), including by merger, consolidation, recapitalization, Transfer or sale of shares, securities or assets, or contribution of assets and/or liabilities, or any liquidation, exchange of securities, conversion of entity, migration of entity, formation of new entity, or any other transaction or group of related transactions (in each case other than to or with a third party that is not a Securityholder of the Group or an Affiliate thereof, or an entity formed for the purpose of such Solvent Reorganization), in which:

(i) all holders of the same class of Securities or of equity securities in the Group (other than entities within the Group) are offered the same consideration in respect of such Securities or equity securities;

(ii) the pro rata indirect economic interests of each Securityholder in the business of the Group, vis-à-vis one another and all other holders of Securities and other equity securities in the Group (other than those held by entities within the Group), are preserved; and

(iii) the rights of the Securityholders under this Agreement and the Articles are preserved in all material respects (it being understood by way of illustration and not limitation that the relocation of a covenant or restriction from one instrument to another shall be deemed a preservation if the relocation is necessitated, by virtue of any law or regulation applicable to the Group following such Solvent Reorganization, as a result of any change in jurisdiction or form of entity in connection with the Solvent Reorganization; provided that such covenants and restrictions are retained in instruments that are, as nearly as practicable, to the extent consistent with business and transactional objectives, equivalent to the instruments in which such restrictions or covenants were contained prior to the Solvent Reorganization).

“Subscription Price” shall have the meaning provided in the Recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any or all other Person(s) of which a majority of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of such Person’s other Subsidiaries or a combination thereof. For the purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or if such Person or Persons Control such entity.

“Transfer” means a direct or indirect sale transfer, assignment, pledge, hypothecation or other encumbrance or disposal of (whether for consideration or not and whether voluntarily or involuntarily or by operation of law) any interest in any Security.

(b) Interpretation

In this Agreement:

(i) The singular includes the plural and vice versa.

(ii) References to the Schedules are to the schedules to this Agreement. The Schedules form an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules hereto.

(iii) The words “include” or “including” (or any similar term) are not to be construed as implying any limitation.

(iv) Words indicating gender shall be treated as referring to the masculine, feminine or neuter as appropriate.

(v) A reference to a statute, statutory provision or subordinate legislation (“legislation”) refers to such legislation as amended and in force from time to time and to any legislation that (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation, provided that as between the parties no such amendment, re-enactment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or would otherwise adversely affect the rights of, any party.

(vi) Any reference to any document other than this Agreement is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time.

(vii) A reference to something being “in writing” or “written” includes that thing being produced by any legible and non-transitory substitute for writing (but not including in electronic form).

(viii) “directly or indirectly” means either alone or jointly with any other person and whether on such person’s own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person.

2. Execution, Subscription and Issuance of Securities

(a) Subscription and Sale of the Securities. Upon execution of this Agreement, each Investor undertakes to subscribe and pay for those Securities set forth opposite its name in Schedule 1 (at the applicable Subscription Price), and the Company shall issue and allot to each Investor such number of Securities. In addition, the Mesoamerica Investors hereby undertake to invest an additional aggregate amount of up to EUR 3,782,000 in the Company (the “Mesoamerica Commitment”) by subscribing for Securities of the same type and class, and in the same relative proportions, as the Bain Investors or purchasing a proportional strip of Securities from the Bain Investors, in each case on such date(s) and in such manner as the Lux Sarl shall direct by delivering one Business Day’s written notice to the Mesoamerica Representative. The Mesoamerica Investors acknowledge and agree that the Lux Sarl shall have the right by delivering one Business Day’s written notice to the Mesoamerica Representative to require the Mesoamerica Investors to pay an amount equal to the Mesoamerica Commitment into an escrow account operated by a financial institution or Bain Capital Partners, LLC (or an Affiliate thereof) as escrow agent for the Mesoamerica Investors (and if so required by the Lux Sarl enter into an escrow agreement), which amount shall remain in such escrow account until such time as the Lux Sarl instructs the escrow agent to either: (i) transfer all or part of the escrow balance to settle the subscription price for the further issuance of Securities contemplated in the immediately preceding sentence; and/or (ii) transfer the escrow balance to the Mesoamerica Investors.

(b) Conditions to Issuance of Securities. The obligation of the Company to issue to an Investor the Securities set forth opposite its name in Schedule 1 shall be subject to the following conditions:

(i) the representations and warranties set forth in Section 3(a) below shall be true and accurate with respect to each Investor on the date hereof and the date of the Closing; and

(ii) the Company having received from each Investor the applicable Subscription Price for the Securities set forth opposite such Investor’s name in Schedule 1.

(c) Closing. The closing of the subscription and issuance of the Securities set forth in Schedule 1 shall take place at the offices of Arendt & Medernach, 14, rue Erasme, L-2082, in Luxembourg, Grand Duchy of Luxembourg on 3 December 2012 or such prior date as the parties may agree (“Closing”). At Closing, each Investor shall deliver to the Company (i) cash by electronic transfer in immediately available funds in an amount equal to the applicable Subscription Price for such Investor and (ii) and a proxy and subscription forms in respect of the Securities set forth opposite its name in Schedule 1. Following receipt of the proxy and subscription forms and the Subscription Price, the Company shall effect a share capital increase in front of a Luxembourg notary and issue the Securities set out in Part A of Schedule 1. Immediately following the issuance of such Securities, the Company shall enter each subscriber’s name in the Company’s securities registers as the holder of the applicable number and type of Securities.

3. Representations and Warranties

(a) Representations and Warranties Regarding the Investors. In connection with the subscription and issuance of Securities hereunder, each Investor represents and warrants to the Lux Sarl, the Company and every other Investor that as at the date hereof:

(i) Organization. Such Investor is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii) Authority. Such Investor has full power and authority to enter into, execute and deliver this Agreement. The execution and delivery of this Agreement and the performance of the rights and obligations hereunder have been duly and validly authorized by such Investor and no other proceedings by or on behalf of such Investor will be necessary to authorize this Agreement or the performance of the rights and obligations hereunder. This Agreement constitutes the valid and binding obligations of such Investor enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors’ rights generally and (ii) subject to general principles of equity.

(iii) No Legal Bar. The execution, delivery and performance of this Agreement by such Investor will not (a) violate (1) the organizational documents of such Investor or (2) any law, treaty, rule or regulation applicable to or binding upon such Investor or any of its properties or assets or (b) result in a breach of any contractual obligation to which such Investor is a party or by which it or any of its properties or assets is bound, in the case of each of clauses (a)(1) and (b) in any respect that would reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations under this Agreement.

(iv) Litigation. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation or investigation, proceeding or demand letter pending, or to the knowledge of such Investor threatened, against such Investor, which if adversely determined would reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

(v) Information. Such Investor has been given the opportunity to (a) ask questions and receive satisfactory answers concerning the terms and conditions of the Securities and its subscription therefor and (b) obtain additional information which such Investor and its representatives deem necessary, in each case in order to evaluate the merits and risks of executing and delivering this Agreement. Such Investor has not relied upon any statement, printed material or other information given or made by or on behalf of the Company that is contrary to information contained in this Agreement.

(vi) Securities Not Registered. Such Investor is acquiring the Securities set opposite its name in Schedule 1 solely for its own account, for investment purposes and not with a view to, or for sale in connection with, the distribution thereof other than as permitted under applicable securities and other laws. Such Investor (a) has such knowledge and experience in business and financial matters as will enable it to evaluate the merits and risks of the transactions contemplated hereby, (b) is able to bear the economic risk of an investment in the Group and (c) is able to bear the risk of loss of its entire investment in the Group.

(vii) No Other Representations. Except for the representations and warranties contained in this Section 3, no such Investor, nor any other Person or entity acting on behalf of such Investor, makes any representation or warranty, express or implied to any other Party.

(b) Representations and Warranties Regarding the Company. The Company represents and warrants to the Investors as of the date hereof as follows:

(i) Organization. The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii) Authority. The Company has full power and authority to enter into, execute and deliver this Agreement. The execution and delivery of this Agreement and the performance of the rights and obligations hereunder have been duly and validly authorized by the Company and no other proceedings by or on behalf of the Company will be necessary to authorize this Agreement or the performance of the rights and obligations hereunder. This Agreement constitutes the valid and binding obligations of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors’ rights generally and (b) subject to general principles of equity.

(iii) Capitalisation. The issued and outstanding Securities as at the date hereof are as set out in Part B of Schedule 1 and such Securities have been duly issued and are full paid up.

(iv) No legal bar. The execution, delivery and performance of this Agreement by the Company will not (a) violate (1) the organizational documents of the Company or (2) any law, treaty, rule or regulation applicable to or binding upon such Investor or any of its properties or assets or (b) result in a breach of any contractual obligation to which the Company is a party or by which it or any of its properties or assets is bound, in the case of each of clauses (a)(1) and (b) in any respect that would reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations under this Agreement.

4. Restrictions on Transfer of Securities

(a) General Restrictions on Transfer of Securities. No Co-Investor shall Transfer any interest in any Securities held by such Co-Investor without the prior written consent of the Lux Sarl.

(b) Permitted Transfers. Notwithstanding anything to the contrary in this Agreement, a shareholder of a Mesoamerica Investor may with the written consent of the Lux Sarl Transfer its securities in such Mesoamerica Investor to a Permitted Transferee and the Lux Sarl shall only withhold its consent if it is unable to verify that the proposed transferee is an Affiliate of the transferor.

(c) Additional Mesoamerica Permitted Transfer. Notwithstanding anything to the contrary in this Agreement, following the fourth anniversary of Closing, the Mesoamerica Investors may collectively notify the Lux Sarl in writing of their desire to Transfer all (but not part only) of their aggregate Securities to a Person other than a Permitted Transferee (such notice being a “Mesoamerica Transfer Notice” and the date of such notice being the “Transfer Notice Date”). Subject to Section 4(d), if the Mesoamerica Investors deliver a Mesoamerica Transfer Notice and a Qualified Public Offering or a Sale of the Company has not occurred prior to the first anniversary of the Transfer Notice Date, then at any time after the first anniversary of the Transfer Notice Date (provided that the Mesoamerica Investors are at such time still entitled to their Governance Rights and subject always to Section 4(d)), Transfer to a Person that is not a Prohibited Investor: (x) all (but not part only) of their Securities; and (y) their rights under this Agreement (other than their Governance Rights, which for the avoidance of doubt shall not be transferrable).

(d) Right of First Offer. Prior to any Transfer (or agreement being entered into in respect of a Transfer) of a Co-Investor’s Securities pursuant to Section 4(c), such Co-Investor (the “ROFO Offeror”) shall deliver written notice (a “ROFO Notice”) to the Bain Investors of its intention to effectuate a Transfer of all of its Securities (the “ROFO Securities”) and invite the Bain Investors (or designees thereof) to offer to purchase the ROFO Securities.

(i) The Bain Investors (or their designees) shall have sixty (60) Business Days from the date of receipt of the ROFO Notice (the “ROFO Acceptance Period”) to deliver to the ROFO Offeror a written offer to purchase all of the ROFO Securities (a “ROFO Offer”). During the ROFO Acceptance Period, the ROFO Offeror shall not solicit offers from any third party or negotiate with any third party for the sale of the ROFO Securities.

(ii) If the Bain Investors (or designee thereof) do not furnish a ROFO Offer prior to the expiration of the ROFO Acceptance Period, the Bain Investors (and designees thereof) shall be deemed to have waived their rights to purchase the ROFO Securities under this Section 4(d) in connection with the relevant ROFO Notice.

(iii) In the event that a ROFO Offer is not delivered with respect to any ROFO Notice within the ROFO Acceptance Period or the ROFO Offerer does not accept the offer set forth in the ROFO Offer, the ROFO Offeror may effectuate a Transfer of the ROFO Securities to any Person other than a Prohibited Investor on terms that are no more favourable than those offered in the ROFO Offer and at a price per ROFO Security that is no less than the price per ROFO Security offered in the ROFO Offer and a binding agreement with any such Person effectuating the Transfer is completed within 180 days following the end of the relevant ROFO Acceptance Period (the “ROFO Restricted Term”). For the avoidance of doubt, if a binding agreement for such Transfer is not executed during the ROFO Restricted Term, the provisions of this Section 4(d)(iii) shall apply to any subsequent Transfer of such ROFO Securities by such ROFO Offeror.

(e) Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Securities in violation of any provision of this Agreement shall be void and of no effect, and the Company shall not give effect to such Transfer nor record such Transfer on its books or treat any purported transferee of such Securities as the owner of such Securities for any purpose.

(f) Execution of Deed of Adherence. Prior to any Transfer of any Securities (other than pursuant to a Public Sale or pursuant to Section 5 (Tag Along Rights) or Section 6 (Drag Along Right), the transferring Securityholder shall procure that the transferee(s) shall execute and deliver a duly executed Deed of Adherence to the Company in respect of all Securities subject to the Transfer prior to completion of the Transfer. Any Person who has entered into a Deed of Adherence pursuant to this Agreement shall have the benefit of and be subject to the burden of all the provisions of this Agreement as if such Person was an original party hereto in the capacity designated in the Deed of Adherence and this Agreement shall be interpreted accordingly. Nothing in this provision shall be construed as requiring any party to perform again any obligation or discharge again any liability already performed or discharged or entitle any party to receive again any benefit already enjoyed. The Company undertakes that no Person shall be registered as a holder of Securities unless such Person has executed and delivered to the Company, on its own behalf and on behalf of all the other parties to this Agreement, a Deed of Adherence agreeing to be bound by this Agreement.

(g) Termination of Restrictions. The restrictions set forth in this Section 4 shall continue to apply to a Securityholder’s Securities until such Securities have been transferred in a Public Sale or pursuant to Section 5 (Tag Along Rights) or Section 6 (Drag Along Right).

5. Tag Along Rights

(a) Delivery of Bain Investor Transfer Notice. At least twenty (20) days prior to any Transfer of Bain Securities by a Bain Investor (each a “Bain Seller”) (other than pursuant to a Solvent Reorganization, a Public Sale (other than in a Public Offering) or a Transfer to one or more Affiliates, employees, consultants or advisors of a Bain Investor (or any entity formed for its or their benefit) or to any Executive), the Bain Sellers shall deliver a written notice (the “Bain Sale Notice”) to each Co-Investor specifying in reasonable detail the identity of the prospective transferee(s), the number and types of securities to be transferred, the price and the other terms and conditions of the Transfer, including copies of any definitive agreements. If there is a Transfer of shares in any Bain Investor (including any Transfer in a company holding shares, directly or indirectly of a Bain Investor) to an Independent Third Party that would result in a direct or indirect Transfer of Bain Securities, then each Co-Investor shall have the right to participate in such Transfer subject to the terms of this Section 5.

(b) Election to Participate. Each Co-Investor may elect to participate (a “Participating Securityholder”) in the contemplated Transfer by delivering written notice to the Company and the Bain Sellers within fifteen (15) days after delivery of the Bain Sale Notice in accordance with Section 24 of its desire to participate in such Transfer.

(c) Pro Rata Participation. Each Participating Securityholder shall be entitled to sell in the contemplated Transfer, on the same terms and conditions as the Bain Sellers, such number of its Securities as have a Pecuniary Value equal to the product of (i) the quotient determined by dividing the Pecuniary Value of Securities owned by such Person by the aggregate Pecuniary Value of all the Securities issued by the Company and (ii) the Pecuniary Value of all the Securities expected to be sold in the contemplated Transfer, and the Bain Sellers shall be entitled to sell the remaining Securities in the contemplated Transfer. Each Participating Securityholder shall be required to transfer Securities of the same type and class and in the same proportional strip as the Bain Securities proposed to be transferred pursuant to the Bain Sale Notice.

(d) Consideration. Any Transfer pursuant to this Section 5 shall be at the same consideration per Security among all the Securities of the same type.

(e) Assistance and Cooperation. Each Participating Securityholder shall assist and cooperate with the Board of Directors, the Lux Sarl, the Company and all other Securityholders in doing all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the Transfer, and shall therefore in its capacity as a Securityholder (and to the extent applicable shall procure that its appointee to the Board of Directors shall in his/her capacity as a director), among other things: (A) use reasonable efforts to maximize the aggregate sale proceeds; (B) vote for or consent to, if required, and in any event raise no objections against and otherwise cooperate in order to effect, such sale or the process pursuant to which such sale is arranged; (C) waive any dissenter’s rights, appraisal rights or similar rights to such sale, if such sale is structured as a merger or consolidation and (D) transfer its Securities or rights to Securities on the terms and conditions approved for such sale by the Lux Sarl (which, for the avoidance of doubt, shall be the same terms and conditions that will apply to the transfer of the relevant Bain Securities).

(f) Indemnities, and Representations and Warranties. Each Participating Securityholder transferring Securities pursuant to this Section 5 shall, in such Person’s capacity as a Securityholder, be obligated (x) to provide the same representations, warranties and covenants as those provided by the Bain Investors, (y) join on a pro rata basis (based on the amount of proceeds to be received) in any indemnification or other obligation that the Bain Sellers agree to provide, and (z) pay its pro rata share (based on the amount of proceeds to be received) of all costs and expenses incurred in connection with the Transfer.

(g) Termination. The rights granted pursuant to this Section 5 shall terminate upon the termination of the restrictions on Transfer set forth in Section 4(g).

6. Drag Along Right

(a) Delivery of Investor Sale Notice. If the Bain Investors propose to Transfer 50.01% or more of the Bain Securities in one transaction or series of related transactions (other than pursuant to a Solvent Reorganization or any Transfer of Investor Securities to such Bain Investor’s Affiliates, employees, consultants and advisors (or any entity formed for their benefit) or to any Executive), the Lux Sarl shall have the right to require each Co-Investor to directly and/or indirectly participate in such Transfer by specifying the same in the Bain Sale Notice.

(b) Pro Rata Participation. Each Co-Investor shall participate in the contemplated Transfer on the same terms and conditions as the Bain Sellers and shall be required to sell such number of its Securities as have a Pecuniary Value equal to the product of (i) the quotient determined by dividing the Pecuniary Value of Securities owned by such Person by the aggregate Pecuniary Value of all the Securities issued by the Company and (ii) the Pecuniary Value of all the Securities expected to be sold in the contemplated Transfer. Each Co-Investor shall be required, to the extent possible, to transfer Securities of the same type and in the same proportional strip as the Bain Securities proposed to be transferred pursuant to the Bain Sale Notice.

(c) Consideration. Any Transfer pursuant to this Section 6 shall be at the same consideration per Security among all the Securities of the same type.

(d) Assistance and Cooperation. If a Bain Sale Notice specifies that the Co-Investors are required to participate in a Transfer, each Co-Investor shall assist and cooperate with the Board of Directors, the Lux Sarl, the Company and all other Securityholders in doing all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, such Transfer, and shall therefore in its capacity as a Securityholder (and to the extent applicable shall procure that its appointee to the Board of Directors shall in his/her capacity as a director), among other things: (A) use reasonable efforts to maximize the aggregate sale proceeds; (B) vote for or consent to, if required, and in any event raise no objections against and otherwise cooperate in order to effect, such sale or the process pursuant to which such sale is arranged; (C) waive any dissenter’s rights, appraisal rights or similar rights to such sale, if such sale is structured as a merger or consolidation and (D) transfer its Securities or rights to Securities on the terms and conditions approved for such sale by the Lux Sarl.

(e) Indemnities, and Representations and Warranties. Each Participating Securityholder transferring Securities pursuant to this Section 6 shall, in such Person’s capacity as a Securityholder, be obligated (x) to provide the same representations, warranties and covenants as those provided by the Bain Investors, (y) join on a pro rata basis (based on the amount of proceeds to be received) in any indemnification or other obligation that the Bain Sellers agree to provide, and (z) pay its pro rata share (based on the amount of proceeds to be received) of all costs and expenses incurred in connection with the Transfer.

7. Preemptive Rights

(a) The Company. Subject to Section 7(c), if the Company proposes to issue (an “Issuance”) any Securities to any Bain Investor or any Affiliate thereof (each a “New Subscriber”), each Co-Investor shall have the right (the “Right”) to subscribe for and purchase a portion of the number or amount of Securities in any such Issuance up to such Co-Investor’s Pro Rata Percentage of such Securities; provided that each such Co-Investor shall only be entitled to subscribe for such Securities pursuant to this Section 7 in the same proportions of all classes and types of Securities as comprise the aggregate Securities to be issued in such Issuance. The Right shall be exercisable by each such Co-Investor for the same price and upon the same terms and conditions (including in the event such Securities are issued as a unit with other Securities, the purchase of such other Securities) as the Securities issued in such Issuance to the New Subscriber. All Issuances shall be made at an implied valuation that is no less than the implied valuation attributable to the Securities set forth in Schedule 1 to be issued to the Co-Investor, unless either (i) the Issuance is undertaken to cure a breach or event of default under the Group’s financing agreements or (ii) the Company has received a third party “fairness” opinion regarding the subscription price of the Issuance.

(b) Procedure. The Company shall cause to be given to each Co-Investor at least twenty (20) days prior to a proposed Issuance a written notice setting forth the consideration that the Company intends to receive and the terms and conditions upon which the Securities shall be issued (the “Preemptive Notice”). After receiving a Preemptive Notice, a Co-Investor that desires to exercise its Right must give notice to the Company in writing, within twenty (20) days after the date that such Preemptive Notice is deemed given pursuant to Section 24, indicating the number of Securities of each class or type (such number not to exceed the aggregate number of Securities of such class or type proposed to be issued in such Issuance, multiplied by the Co-Investor’s Pro Rata Percentage) for which the Co-Investor desires to subscribe (the “Preemptive Reply”). The closing of the subscription pursuant to a Preemptive Reply shall occur no earlier than eight (8) days and no later than thirty (30) days after delivery of the Preemptive Reply pursuant to Section 24. If any Co-Investor fails to deliver a Preemptive Reply in accordance with this Section 7(b), such Co-Investor’s pro rata share of the Issuance may thereafter, for a period not exceeding ninety (90) days following the expiration of such ten (10) day period, be issued on terms and conditions no less favorable and at a price not less than the price set forth in the Preemptive Notice. Any such Securities not issued during such ninety (90) day period shall thereafter be subject again to the preemptive rights provided for in this Section 7.

(c) Emergency Equity Offering. Notwithstanding any other provision in this Agreement, the Articles or any terms and conditions attaching to any Securities, in the event that the Lux Sarl determines in good faith that it is in the best interests of the Company or its Subsidiaries that an Issuance otherwise subject to this Section 7 be conducted on an accelerated basis due to cash or liquidity requirements (including, but not limited to, a prospective breach of a liquidity covenant) or other business considerations of the Company or any of its Subsidiaries (an “Emergency Equity Offering”), then such Issuance may be completed otherwise than in compliance with the procedures set forth in this Section 7; provided that the purchaser(s) of the Securities offered pursuant to the Emergency Equity Offering shall (x) be required to promptly, and in any event not later than 90 days after the date of completion of such Emergency Equity Offering, offer to sell to the Co-Investors such portions of the Issuance as each such Co-Investor would have been entitled to subscribe for had such Issuance been effected through an offering subject to the preemptive rights set forth above in Sections 7(a) and 7(b), at the price and on the other terms thereof and (y) not exercise any voting rights attributable to such Securities until the earlier of (i) completion of the secondary sales, if any, to Co-Investors pursuant to this Section 7(c), and (ii) 30 days following delivery of the offer contemplated in this Section 7(c).

(d) Waiver of Statutory Rights. Without prejudice to the Right hereunder, to the maximum extent permitted by applicable law, each Securityholder hereby waives any and all pre-emptive and preferential subscription rights otherwise provided by applicable law in connection with any issuance of Securities that have been validly authorized and effected in accordance with the terms of this Agreement.

(e) Termination. The provisions of this Section 7 as they apply to Issuances shall cease to apply on consummation of a Public Offering of a Co-Investor’s Securities pursuant to Section 8 below.

8. Public Offering

(a) By the Company. If at any time the Lux Sarl approves a Public Offering, each Securityholder shall vote for and consent to (to the extent it has any voting or consent right) and raise no objections against such Public Offering and each Securityholder shall take all reasonable actions in connection with the consummation of such Public Offering, in each case only if requested by the Lux Sarl and consistent with current market practice at the time of such Public Offering (including, without limitation, those actions described in Section 8(c) below).

(b) Reorganization. In connection with any Public Offering subject to this Section 8, and only to the extent requested by the Lux Sarl pursuant to Section 8(a) above, each Securityholder shall agree to effectuate such Public Offering as follows:

(i) If the public company vehicle (“Newco”) is to be a Luxembourg entity, the Company shall be converted into a société anonyme (public company with limited liability or S.A.) under the laws of the Grand Duchy of Luxembourg, and the Securities then held by Securityholders will be reclassified as described below into the securities of Newco to be offered in such Public Offering; or

(ii) If the Lux Sarl and the managing underwriters agree that it will be more beneficial to effect the Public Offering using a Newco or a Subsidiary organized under the laws of another jurisdiction, the Company shall form or, if applicable, reorganize or recapitalize such entity, and the Securityholders shall, if requested by the Lux Sarl, contribute all of their Securities to such Newco or Subsidiary in exchange for common shares in Newco or the relevant a Subsidiary; provided, however, if any Securities other than shares are to be paid off in cash in connection with the Public Offering, then, if the Lux Sarl shall request, such Securities shall be contributed in exchange for such other securities in Newco or the relevant a Subsidiary to achieve a tax efficient result as determined by the Lux Sarl provided further that, without limiting the foregoing the Company shall use its commercially reasonable endeavours to agree a mutually acceptable tax efficient structure for all Securityholders.

The Newco Common issued to Securityholders shall be allocated among such holders so that, immediately after such exchange, each Securityholder holds Newco Common having an aggregate value (based on the Public Offering price to the public) equal to the amount which such Securityholder would have received if, immediately prior to such exchange, the Company had distributed to such Securityholder an aggregate amount equal to the Implicit Pre- IPO Value of the Newco Common in a complete liquidation pursuant to the rights and preferences set out in the Articles and the terms and conditions attaching to the outstanding Securities immediately prior to such exchange. Newco Common shall be allocated among the Securityholders as determined by the rights and preferences set out in the Company’s Articles and the terms and conditions attaching to the outstanding Securities immediately prior to the exchange.

(c) Cooperation. Subject to the terms and conditions of this Section 8, the Company and each Securityholder, agrees that it shall assist and cooperate with the other Securityholders and the Lux Sarl in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, any Public Offering and shall use reasonable efforts, in their capacity as securityholders of the Company, to maximize the aggregate offering proceeds. Subject to the terms and conditions of this Section 8, Newco, the Company and its Subsidiaries and each Securityholder agrees that it shall not take any actions inconsistent with the procedures set out in this Section 8 or Section 9 that would otherwise undermine the process for a Public Offering undertaken in accordance with this Section 8. The Securityholders agree that the Lux Sarl may carry out or change the form of the reorganization contemplated in Section 8(b) so as to maximize the aggregate tax efficiencies associated with such reorganization, taking into account and using commercially reasonable efforts to protect the tax position of all the Securityholders; provided that, notwithstanding the foregoing and for the avoidance of doubt, any such reorganization may negatively affect the tax position of individual Securityholders provided further that, without limiting the foregoing the Company shall use its commercially reasonable endeavours to agree a mutually acceptable tax efficient structure for such individual Securityholders. Furthermore, the parties agree that, in the event that any prospective Public Offering is not consummated, and the Lux Sarl shall so elect, they will assist and cooperate with all other Securityholders and the Lux Sarl in doing all things necessary to reverse as expeditiously as reasonably practicable any reorganization of the Company and its Subsidiaries and, to the extent reasonably practicable, to return the Company and Subsidiaries to their corporate forms and capitalization prior to any reorganization or recapitalization.

(d) Waiver. Without limiting the generality of the foregoing, each Co-Investor hereby waives any dissenter’s rights, appraisal rights or similar rights in connection with any recapitalization, reorganization and/or exchange pursuant to this Section 8.

9. Holdback

(a) Prior to a Public Offering, Lux Sarl, the Company and each Investor shall enter into an agreement with respect to various matters regarding such Public Offering and the rights and obligations of Lux Sarl, the Company and each Investor in connection therewith, including lock-ups (as contemplated below) and provisions designed to result in an orderly disposition of securities by the Investors, in each case as determined by the Board of Directors in good faith. Each Co-Investor agrees not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or any equity or debt securities of a Newco or a a Subsidiary, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during the seven days before and the 180-day period beginning on the effective date of any underwritten Public Offering (or such shorter period as may be requested in writing by the Lux Sarl) (the “Market Standoff Period”), except as part of such underwritten registration if otherwise permitted. In addition, each Co-Investor agrees to execute any further letters, agreements and/or other documents reasonably requested by the Lux Sarl or the Company’s or Newco’s underwriters which are consistent with current market practice at the time and the terms of this Section 9. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of the relevant Market Standoff Period. The restrictions on the Transfer of Securities set forth in this Agreement shall continue with respect to each Security until the date on which such Security has been transferred in a Public Sale or pursuant to Sections 5 or Section 6.

10. Governance

(a) General. The management and operations of the Group will be conducted pursuant to an annual business plan and operating budget reviewed and approved by the Board of Directors (as the same may be amended by the Board of Directors from time to time).

(b) Composition.

(i) The Bain Investors shall have the right to determine the number of members of the Board of Directors from to time. For so long as the Mesoamerica Investors’ aggregate economic interest in the Group is at least fifty per cent. of their aggregate economic interest immediately following Closing, the Mesoamerica Representative may appoint one member to the Board of Directors (and one member to each committee thereof), and subsequently by written notice to the Board of Directors to remove and replace such director (and each such committee member). The Bain Investors shall have the right to appoint, and subsequently remove or replace, the remaining members of the Board of Directors (and the remaining members of each committee thereof).

(ii) The Investors agree to take (in their capacity as shareholders) all necessary or desirable actions within their control (including attendance at meetings in person or by proxy for purposes of obtaining a quorum if required by law and execution of written consents in lieu of meetings) to give full effect to Section 10(b)(i) and undertake not to remove any member of the Board of Directors (or committee thereof) appointed by the Mesoamerica Representative without its prior written consent.

(iii) The Mesoamerica Representative may by written notice to the Board of Directors to request, but not demand, the removal of the chief executive officer and/or the chief financial officer of the Group. For the avoidance of doubt, the decision whether or not to remove the chief executive officer and/or the chief financial officer of the Group shall be taken by the Board of Directors.

(c) Voting. Subject to Section 10(d), all decisions taken at a meeting of the Board of Directors shall require the affirmative vote or consent of a simple majority of those present.

(d) Reserved Matters. The Lux Sarl and the Company shall not (and to the extent it is within their control to do so, shall not permit any other Person to) effect any of the matters set forth in Schedule 2 without the prior written consent of the Mesoamerica Representative.

(e) Board Committees. The committees of the Board of Directors, and the responsibilities, duties, procedures and authority of each committee of the Board of Directors, shall be determined by the Board of Directors from time to time.

(f) Insurance, Indemnification and Costs.

(i) Indemnification. Subject to the provisions of and to the extent permitted by applicable law, the Company agrees that every director of the Lux Sarl shall be indemnified out of the assets of the Company against any liability incurred by, imposed on or asserted against him in the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in connection with his duties, powers or office at the Lux Sarl, and this indemnity shall apply to any liability, regardless of whether it is recovered from any other Person. This Section 10(f)(i) may be enforced by each member of the Board of Directors, however, the consent of the members of the Board of Directors shall not be required for any variation (including any release or compromise in whole or in part of any liability) or termination of this Section 10(f)(i).

(ii) Insurance. With effect from the Acquisition Closing Date, the Lux Sarl shall at all times keep insured with a reputable insurer its directors and officers against any liability incurred by them in the lawful performance of their duties.

(iii) Compensation; Costs. Members of the Board of Directors shall not be entitled to compensation for the performance of their duties but the Company shall reimburse each member for all reasonable out-of-pocket travel, accommodation and subsistence expenses incurred by such member in connection with the physical attendance at meetings of the Board of Directors and/or committees thereof and any other board meeting, to the extent it has available cash on hand; otherwise such reimbursement amounts will accrue and be payable if and when the Company has available cash on hand.

11. Solvent Reorganisation Without prejudice to the other provisions of this Agreement, the Board of Directors shall be authorized, taking into account the tax consequences for the Co-Investors, to cause a Solvent Reorganization at any time and for any reason (including, but not limited to, in connection with a Public Sale, a Transfer pursuant to Section 5 or Section 6 or any consolidation, merger or other transaction in which the Company is not the surviving entity or which results in the acquisition of all or substantially all of the Company’s outstanding Securities by a single Person or by a group of Persons acting in concert). In the event of any Solvent Reorganization, each Party hereto shall take all necessary and advisable steps to facilitate and effectuate such transaction, as determined by the Board of Directors in light of relevant business, marketability and taxation concerns, including by voting or executing a written consent to approve such transaction, raising no objection to such transaction, refraining from the exercise of any statutory or other legal rights that may inhibit the full implementation of such transaction (including any statutory dissenter’s rights or rights to fair value), and generally cooperating as Securityholders so that the transaction may be implemented as rapidly and efficiently as possible. In furtherance of the foregoing, each Party hereto hereby waives and undertakes to take any action necessary in the future to waive any dissenter’s rights, appraisal rights or similar rights in connection with any valid Solvent Reorganization undertaken in accordance with this Section 11. In the event that Securities are exchanged or converted or new Securities are issued in a Solvent Reorganization, the definitions and other provisions of this Agreement shall be automatically amended to reflect such exchange, conversion or issuance, as determined in the discretion of the Board of Directors, acting in good faith, with notice of any such amendments provided to the parties hereto in accordance with Section 24.

12. Non-compete / Non-solicit Each Co-Investor undertakes to the Lux Sarl, the Company and the Bain Investors (for their benefit and the benefit of each member of the Group) that it will not (and it will procure that its Affiliates do not (provided that for these purposes the shareholders of Mesoamerica BPO, Ltd shall not be deemed to be Affiliates of Mesoamerica BPO, Ltd)), either alone or in conjunction with or on behalf of any other person, do any of the following things:

(a) for so long as a Co-Investor holds any Security:

(i) directly or indirectly carry on, be engaged or be economically interested in any business that is of the same, or is likely to be in competition with, the business of any Subsidiary as carried on at the date of this Agreement within the territories where the Subsidiaries render their services;

(ii) in competition with the business of any Subsidiary or the Group as carried on at the date of this Agreement, canvass or solicit the custom of any person, firm or company that has within two years prior to Closing been a regular customer or supplier of any Subsidiary in relation to the business of the Group; or

(iii) solicit, hire or entice away from the employment of any Subsidiary any Senior Employee; or

(b) assist any other person to do any of the foregoing things.

Notwithstanding the foregoing, the restrictions in Clause 12(a)(i) and Clause 12(a)(ii) shall not apply to any existing or future business of a Mesoamerica Investor that has ancillary call center (CRM) operations that comprise 15% or less of such business’s total revenues.

The undertakings in Section 12 do not prohibit any Co-Investor or any of its Affiliates from: (a) holding or being interested in up to 5% of the outstanding issued share capital of a company listed on an internationally recognized stock exchange or in any other company which does not compete in the current territories where the members of the Group operate.

Each Subsidiary may enforce the terms of Section 12 as if it were a party hereto, provided that this Agreement may be varied by the parties in accordance with its terms without the consent of any Subsidiary.

13. Information The Mesoamerica Investors shall be entitled to receive:

(a) quarterly consolidated financial statements of the Group, which the Company shall use reasonable efforts to deliver to the Mesoamerica Representative within 45 calendar days after the end of each quarter (provided that, if the Company is unable to do so within such period, it shall deliver the statements by no later than 5 Business Days after they are delivered to the Bain Investors);

(b) audited annual financial statements of the Group, which the Company shall use reasonable efforts to deliver to the Mesoamerica Representative within 120 calendar days after the end of each quarter (provided that, if the Company is unable to do so within such period, it shall deliver the statements by no later than 5 Business Days after they are delivered to the Bain Investors);

(c) Board of Directors information packages; and

(d) if so requested by the Mesoamerica Investors, the Company shall make available to Mesoamerica and its professional advisors on a semi-annual basis the officers, employees, attorneys, independent accountants and other advisors of the Group to discuss the business and conditions (financial or otherwise) of the Business or any other matters affecting the Group that are of interest to the Mesoamerica Investors, in each case at reasonable times and upon reasonable notice.

14. Corporate Opportunities In the event that any Bain Investor or its Affiliate has knowledge of a potential transaction or matter that may be a corporate opportunity for the Group, such Bain Investor or its Affiliate shall not have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Board of the Directors or the Group, and, notwithstanding any provision of this Agreement to the contrary, neither a Bain Investor nor any of its Affiliates or any individual associated with any Bain Investor or its Affiliates shall be liable to the Group for breach of any duty (contractual or otherwise) by reason of the fact that any Bain Investor or its Affiliates directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Board of Directors or the Group.

15. Fee Agreements. The parties acknowledge and agree that the Bain Investors and/or any of their Affiliates shall be entitled to receive and retain all amounts payable to such Persons under the terms of the Fee Agreements.

16. Effectuating the Intent of the Investors Each Investor shall (i) vote its Securities and take all other action in its power and authority as a securityholder of the Lux Sarl and/or of the Company (as applicable) and (ii) if applicable, instruct those directors and members of any committees designated by such Investor to, and replace any such director or committee member that does not, exercise their voting rights on each such body in a manner consistent with the rights and obligations of the Investors under this Agreement so as to effectuate and preserve the intent of the Investors as set out herein.

17. Amendment and Waiver The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Bain Investors, the Lux Sarl, the Company and the Mesoamerica Representative. No course of dealing or the failure of any party to enforce any of the provisions of this Agreement shall in any way operate as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. The provisions of this Section 17 shall remain unaffected by any amendment, modification or waiver of this Agreement.

18. Severability Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

19. Delegation of Authority Except as otherwise provided therein, each Co-Investor to the extent legally permitted hereby grants an irrevocable power of attorney in the form set out in Schedule 4, in favour of Lux Sarl (the “Attorneys”), to enable any of the Attorneys, acting severally, to execute, acknowledge, verify, swear to, deliver, record and file, in his or her name, all instruments, documents and certificates which may be required from time to time in connection with this Agreement or the transactions contemplated hereby, including, without limitation, the power and authority to execute, verify, swear to, acknowledge, deliver, record and file any agreements, instruments and other documents (i) necessary to effect any mandatory transfers or exchanges of the Co-Investor’s Securities, if such mandatory transfers or exchanges are required pursuant to Section 6, Section 8 or Section 11 of this Agreement or the Articles (“Relevant Provisions”) or (ii) determined by such Attorneys to be necessary or appropriate in connection with the Relevant Provisions, save that, such power of the Attorneys shall not be exercised without the prior written consent of the relevant Co-Investor, if the exercise of such powers (x) adversely affects the rights of such Co-Investor under this Agreement and/or the Articles, or (y) extends or increases any financial obligation or liability to which such Co-Investor may be subject, in his/her capacity as a holder of such Securities. If any Co-Investor is not legally able to provide such irrevocable power of attorney, such Co-Investor shall, immediately following the written request of the Lux Sarl, grant a power of attorney substantially in the form set out in Schedule 4.

20. Entire Agreement Except as otherwise expressly set forth herein, this Agreement, the Articles and any other terms and conditions attaching to the Securities to be issued to the Investors pursuant to Section 2 and the documents referred to herein and therein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

21. Successors and Assigns Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by (i) the Company and the Lux Sarl and their respective permitted successors and assigns, (ii) the Co-Investors and the respective permitted successors and assigns of each of them, so long as they hold Securities, and (iii) the Bain Investors and the respective permitted successors and assigns of each of them, so long as they hold Securities.

22. Counterparts This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

23. Remedies Any Person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company, the Lux Sarl, any Investor may in its sole discretion apply for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

24. Notices All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been received (a) when delivered personally to the recipient, (b) when telecopied to the recipient (with hard copy sent to the recipient by internationally reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m., local time in the jurisdiction of recipient on a Business Day, and otherwise on the next Business Day, or (c) two Business Days after being sent to the recipient by internationally reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Company and the Investors, as applicable, at the address indicated below and on Part B of Schedule 1 attached hereto at such address, as indicated by the Company’s records, or, in each case, at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

If to the Company or the Lux Sarl:

BC Luxco Topco S.C.A.

9A Rue Gabriel Lippmann

L-5365 Munsbach

Grand-Duchy of Luxembourg

Telephone:	+352 29 78 66 33
Facsimile:	+352 29 78 66 63
Attention:	Ailbhe Jennings

With a copy (which shall not constitute notice hereunder) to:

Kirkland & Ellis International LLP

30 St. Mary Axe

London

EC3A 8AF

Telephone:	+44 (0) 207 469 2000
Facsimile:	+44 (0) 207 469 2001
Attention:	Sam Pakbaz

If to the Bain Investors:

Bain Capital, Ltd.

Devonshire House

Mayfair Place

London W1J 8AJ

United Kingdom

Telephone:	+44 (0) 207 514 5252
Facsimile:	+44 (0) 207 514 5250
Attention:	Felipe Merry del Val / Melissa Bethel / Devin O’Reilly

With a copy (which shall not constitute notice hereunder) to:

Kirkland & Ellis International LLP

30 St. Mary Axe

London

EC3A 8AF

Telephone:	+44 (0) 207 469 2000
Facsimile:	+44 (0) 207 469 2001
Attention:	Sam Pakbaz

If to any Mesoamerica Investor:

c/o Mesoamerica Investments

Oficentro Plaza Roble

Edificio El Portico, 2do piso

Escazú, San Jose

Costa Rica

Tel. +506 2201 8100

Fax. +506 2201 8101

Attn: Jose Antonio Sauma

With a copy (which shall not constitute notice hereunder) to:

Greenberg & Traurig

333 Avenue of the Americas

(333 S.E. 2nd Avenue)

Suite 4400

Miami, FL 33131

Tel. +1 (305) 579-0500

Fax +1 (305) 961-5766

Attn: Patricia Menendez-Cambo and Mark Lopez

If to any Co-Investor (other than a Mesoamerica Investor):

Unless otherwise notified to the Company, to the registered address of the relevant Co-Investor set forth in such Co-Investor’s Deed of Adherence.

25. Confidentiality Each Co-Investor undertakes to the Company and the Bain Investors that, for as long as it is the direct or indirect holder of Securities, it shall not, and shall procure that its Permitted Transferees and Affiliates shall not, disclose to any Person (or use to the detriment of the Company, its Subsidiaries or the Business) (i) any confidential information which may have come to his or their knowledge concerning the affairs of the Company, its Subsidiaries or the Business (whether in its/their capacity as a Securityholder or member of the Board of Directors or an advisor), or (ii) the existence or contents of this Agreement and/or any related discussions or documentation dealing with the equity investment of the Co-Investor in the Company, unless required to do so by law or by the regulations of any relevant stock exchange or following the prior written consent of the Lux Sarl.

26. Arbitration Any disputes arising hereunder shall be referred to and finally resolved either by arbitration in accordance with the Rules (the “Rules”) of the London Court of International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference into this Section 26, except as expressly modified by this Section 26. Before an arbitration pursuant to this provision has been convened, any party may seek interim or provisional relief from the English courts, which shall have exclusive jurisdiction in respect of any such interim or provisional relief. Such interim or provisional relief may subsequently be vacated, continued or modified by the arbitrator on the application of any party. Furthermore, the following provisions shall apply in respect of any arbitration proceedings conducted pursuant to this Section 26:

(a) there shall be one (1) arbitrator, the selection of which shall be by mutual agreement between the parties. If, however, the parties are unable to agree on the selection of the arbitrator within thirty (30) days after the commencement of the arbitration, then the selection of the arbitrator shall be made by the LCIA;

(b) the place of the arbitration shall be London, England;

(c) the language of the arbitration shall be English;

(d) the arbitrator shall determine the allocation of expenses of the arbitral proceedings amongst the parties;

(e) the arbitrator shall have the authority to award all forms of relief determined to be just and equitable; provided that the arbitrator shall have no authority to award punitive or exemplary damages, or any other monetary damages not measured by the prevailing party’s actual damages; and

(f) any arbitral award rendered pursuant to this provision shall be final and binding on the parties and may be enforced in any court of competent jurisdiction.

27. Governing Law This Agreement is governed by, and shall be construed exclusively in accordance with, the laws of England.

28. Costs Each party shall bear its own costs and expenses in relation to the negotiations leading up to the execution of this Agreement and the preparation, execution and carrying into effect of the agreements and instruments documenting the transactions contemplated hereby.

29. Supremacy In the event of any conflict between this Agreement and the Articles and any other terms and conditions attaching to any Securities, the terms of this Agreement shall prevail and the parties shall procure that the Articles or the terms and conditions of such Securities (as applicable) shall be amended to such extent as may be necessary in order to remove such conflict and subject to applicable law in order to align them with the provisions of this Agreement.

30. Descriptive Headings The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

31. No Strict Construction The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

32. Delivery by Facsimile This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. As the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

33. Assignment Subject to Section 4(c), no Co-Investor may assign any of its rights or obligations under this Agreement to any Person other than an Affiliate of such Co-Investor without the prior written consent of the Lux Sarl.

34. Mesoamerica Representative.

(a) The Mesoamerica Investors hereby appoints Luis Javier Castro (the “Mesoamerica Representative”) as its representative and attorney with irrevocable authority to:

(i) agree, vary or waive any matter on behalf of the Mesoamerica Investors (including making any amendment to this Agreement); or

(ii) make any request, election, proposals or consent or give any notice expressed to be made on behalf of the Mesoamerica Investors to the Company, the Lux Sarl, the Bain Investors or any other Securityholder, in connection with this Agreement, the Articles and all other terms and conditions attaching to the Securities.

(b) If the Mesoamerica Investors Transfer 50% or more of their aggregate Securities in accordance with the provisions of this Agreement, a majority of the then Co-Investors under this Agreement(as determined by reference to the number of Securities held by them) shall be entitled by written notice to the Lux Sarl to remove the Mesoamerica Representative and to appoint in its place another Person that is an Affiliate of a Co-Investor, and in such case the references to “Mesoamerica Investors” in Clauses 34(a)(i) and 34(a)(ii) shall be deemed to be references to “Co-Investors” (provided that, for the avoidance of doubt, this deeming provision shall not entitle the transferees of any such Transfer to the Governance Rights).

35. Termination.

(a) This Agreement (other than Sections 1 and 17 to 34 (inclusive)) shall terminate and each party’s rights and obligations under this Agreement shall immediately cease upon:

(i) the mutual written agreement of the Lux Sarl, the Company, the Bain Investors and the Mesoamerica Representative;

(ii) a Public Sale, if so required by the Bain Investors in writing delivered to the Company, the Lux Sarl and the Mesoamerica Representative; or

(iii) the consummation of a Final Exit.

Notwithstanding the foregoing sentence, termination shall not affect a party’s accrued rights and obligations as at the date of termination.

(b) A party shall cease to be a party to this Agreement for the purpose of receiving benefits and enforcing its rights hereunder with effect from the date it ceases to hold or beneficially own any Securities. Notwithstanding the foregoing sentence, termination shall not affect a party’s accrued rights and obligations as at such date of cessation.

*    *    *    *    *

IN WITNESS WHEREOF, this Subscription and Security Agreement has been executed as of date first written above.

Bain Capital Fund X, L.P.
By: Bain Capital Partners X, L.P. its general partner
By: Bain Capital Investors, LLC its general partner

/s/ Luca Bassi

By:	Luca Bassi
Title:	Managing Director

Bain Capital Europe Fund III, L.P.
By: Bain Capital Partners Europe III, L.P. its general partner
By: Bain Capital Investors, LLC its general partner

/s/ Luca Bassi

By:	Luca Bassi
Title:	Managing Director

BC Luxco S. à r.l.

/s/ A. Vasseur
By:	A. Vasseur
Title:	Manager

/s/ Jay Corrigan
By:	Jay Corrigan
Title:	Manager

BC Luxco Topco S.C.A
By: BC Luxco S. à r.l. its sole manager

/s/ Jay Corrigan

By:	Jay Corrigan
Title:	Manager

/s/ A. Vasseur
By:	A. Vasseur
Title:	Manager

Mesoamerica BPO, Ltd.

/s/ Luis Javier Castro Lachner
By:	Luis Javier Castro Lachner
Title:	Director

/s/ Jose Antonio Sauma
By:	Jose Antonio Sauma
Title:	Director

SCHEDULE 1

PART A: SCHEDULE OF INVESTORS

Investor	Registered Address	Number of Investor Securities	Subscription Price (EUR)
Bain Capital Europe Fund III, L.P.	c/o Walkers SPV Limited, Walker House Mary Street George Town Grand Cayman KY1-9002 Cayman Islands	42,417,596 Class A1 Ordinary Shares	424,175.96
		42,417,596 Class A2
		Ordinary Shares	424,175.96
		5,413,623,316 CPECs	54,136,233.16
		10,532,619,166 PECs	105,326,161.66
		89,334 AL-PECs	893.34
Bain Capital Fund X, L.P.	c/o Walkers SPV Limited, Walker House Mary Street George Town Grand Cayman KY1-9002 Cayman Islands	42,295,227 Class A1
		Ordinary Shares	422,952.27
		42,295,227 Class A2
		Ordinary Shares	422,952.27
		5,398,792,410 CPECs	53,987,924.10
		10,503,764,504 PECs	105,037,645.04
		89,090 AL-PECs	890.90
Mesoamerica BPO, Ltd.	Mesoamerica BPO, Ltd c/o Aleman, Cordero, Galindo, & Lee Trust, BVI Ltd., P.O. Box 3175 Road Town Tortola British Virgin Islands	7,581,616 Class A1
		Ordinary Shares	75,816.16
		7,581,616 Class A2
		Ordinary Shares	75,816.16
		918,876,647 CPECs	9,188,766.47
		1,787,744,958 PECs	17,877,449.58
		15,163 AL-PECs	151.63

PART B: ISSUED SECURITIES

Name of Securityholder	Type of Security	Number of Securities	Subscription Price (EUR)

Bain Capital Europe Fund III, L.P.	Class A1 Shares	2,250,000	45,000.00

	Class A2 Shares	2,250,000

Bain Capital Fund X, L.P.	Class A1 Shares	2,250,000	45,000.00

	Class A2 Shares	2,250,000

BC Luxco S.à r.l.	Management Shares	100	1.00

SCHEDULE 2

RESERVED MATTERS

1.	Any amendment to the organizational documents of the Company that have a materially adverse and disproportionate effect on a Mesoamerica Investor.

2.	Any material change in the nature of the Business (taken as a whole).

3.	Any reorganisation or restructuring of the Group (including for example a dividend recapitalization or a restructuring in a distress scenario) that has a materially adverse and disproportionate effect on Mesoamerica Investor.

4.	Any declaration or payment of any dividend or distribution in respect of any Shares, any capital reduction, or return of capital, in each case other than on a pro rata basis amongst the holders of the same class of Shares.

5.	Any voluntary winding-up, bankruptcy, insolvency (or analogous procedure) of the Company (other than in connection with a Liquidity Event).

6.	The appointment or removal of the Group’s auditors (other than the removal of Ernst & Young and the appointment of a leading international accounting firm within twelve months of Closing) or any alteration of the Group’s material accounting policies (other than as may be requested by the Group’s auditors).

7.	Any transaction between a member of the Group and a Securityholder (or an Affiliate of a Securityholder) that are not undertaken in the ordinary course of business or which are not on arms’ length terms, in each case excluding the Fee Agreements.

SCHEDULE 3

DEED OF ADHERENCE

THIS DEED is made the      day of [        ] 20[    ] by [                    ] of [                    ]

WHEREAS:

(A)	On [the date of issue or transfer of Securities] [ ] of [ ] (the “New Securityholder”) [acquired/was issued] from [ ] (the “Transferor” / “Company”): (i) [ ] Class A Shares of EUR 0.01 each (collectively, the “Securities”) in the capital of BC Luxco Topco S.C.A. a société en commandite par actions organized and existing under the laws of the Grand Duchy of Luxembourg having its registered office at 9A, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (the “Company”) at an aggregate purchase/subscription price of EUR [ ].

(B)	This agreement is entered into in compliance with the terms of Section 4(f) of a subscription and securityholders agreement dated 2012 made between the Company, the Lux Sarl and the Investors (each as defined therein) (which agreement is herein referred to as the “Agreement”).

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.	The New Securityholder hereby agrees to be bound by the Agreement in all respects as if the New Securityholder were an original party to the Agreement and to perform:

(a)	All the obligations of [a Mesoamerica Investor // Co-Investor // Bain Investor] in that capacity thereunder; and

(b)	All the obligations expressed to be imposed on such a party to the Agreement;

in both cases, to be performed on or after the date hereof.

2.	The transfer of the Securities to the New Securityholder was made pursuant to Article [ ] of the Articles. The New Securityholder hereby undertakes and covenants to forthwith re-transfer the Securities back to the Transferor if the grounds upon which such transfer was permitted cease to exist.

3.	This Agreement is made for the benefit of:

(a)	the original and current parties to the Agreement; and

(b)	any other person or persons who may after the date of the Agreement (and whether or not prior to or after the date hereof) assume any rights or obligations under the Agreement and be permitted to do so by the terms thereof:

and this Deed shall be irrevocable without the consent of the Company for so long as the New Securityholder directly or indirectly holds any Securities in the capital of the Company.

4.	Words and expressions defined in the Agreement shall bear the same meanings herein (unless the context otherwise requires).

5.	This Agreement shall be governed by and shall be construed in accordance with the laws of England. Any disputes arising hereunder shall be referred to arbitration in accordance with the provisions of Clause 26 of the Agreement.

IN WITNESS WHEREOF this Deed of Adherence is executed as a Deed on the date and year first above written.

[ ]

in the presence of:

Witness

Name

SCHEDULE 4

FORM OF POWER OF ATTORNEY

THIS POWER OF ATTORNEY is made on [    ] [        ] 2012 by [Co-Investor] (the Principal).

WHEREAS

The Principal has entered into a Subscription and Securityholder’s Agreement dated [            ] 2012 (the Agreement) which provides, inter alia, for the execution by each Co-Investor of a power of attorney to BC Luxco Topco S.C.A. (the Company) in the form of this Power of Attorney. Capitalised terms in this Power of Attorney shall have the same meaning as in the Agreement.

NOW THIS POWER OF ATTORNEY WITNESSES as follows:

1. The Principal hereby irrevocably and unconditionally (and by way of security for the performance of its obligations under the Agreement) appoints Lux Sarl as its attorney to execute, acknowledge, verify, swear to, deliver, record and file, in his/her/its name or otherwise and on its behalf all instruments, documents and certificates and carry out any action which may be required from time to time in connection with the Agreement or the articles of association of the Company (the Articles) or the transactions contemplated therein, including, without limitation, the power and authority to execute, verify, swear to, acknowledge, deliver, record and file any agreements, instruments and other documents and carry out any action (i) necessary to effect any mandatory transfers of the Co-Investor’s Securities, if such mandatory transfers are required pursuant to this Agreement or the Articles or (ii) determined by such Attorney to be necessary in connection with the Agreement or the Articles.

2. The appointment contained in clause 1 hereof shall in all circumstances remain in force and be irrevocable until such time as the Principal ceases to hold Securities, but shall be of no further effect after that date.

3. The Attorney may from time to time on such terms as it thinks fit delegate to an agent the exercise of any power conferred by this Power of Attorney (other than the power conferred by this clause 3) and may act concurrently with such agent.

4. This Power of Attorney shall be governed by and construed in accordance with the laws of England.

IN WITNESS whereof the Principal has executed this Power of Attorney as a Deed on the day and year first before written.

EXECUTED by [PRINCIPAL]

EXECUTED as a DEED by	)
[Name of principal]	)
acting by	)
[Name of Authorised Signatory] [and	)
[Name of Authorised Signatory]	)]
being [a] person[s] who, in accordance	)
with the laws of the territory in which the	)
company is incorporated [is // are]	)
acting under the authority of [name of principal] )

Authorised Signatory

[	]
[Authorised Signatory]